EXHIBIT 99.1

For Further Information Contact:

Clyde R. Wallin
Chief Financial Officer and Sr. VP of Finance
Phone: 408-934-7500
Fax: 408-935-7600

Sipex Announces Completion of Audit Committee Internal Investigation

(Milpitas, California, July 19, 2005) — Sipex Corporation (SIPX.PK) announced today that its Audit Committee has completed its previously announced internal investigation. As a result of the investigation, the Company has adopted a sell-through revenue recognition method for the Company’s sales to distributors. The Audit Committee conducted the investigation with the assistance of independent counsel and forensic accountants.

Sipex is in the process of finalizing the work to restate its financial statements for the fiscal year ended December 31, 2003 and the fiscal quarters ended April 3, 2004, July 3, 2004 and October 2, 2004. There can be no assurance that financial statements for additional periods will not be required to be restated. The Company expects to report the impact of the restatement as soon as practicable, subject to the completion of its internal review and the audit by its independent registered public accounting firm. In accordance with recommendations of the Audit Committee and in addition to the change in revenue recognition methodology, the Board of Directors previously approved remedial actions that Sipex is taking to enhance compliance with applicable accounting and corporate governance rules and regulations and principles of corporate ethics. These actions include termination of certain employees, restructuring the customer marketing function to require that all its finance related activities be performed by the finance department, annual ethics training for all employees, annual compliance confirmations for all employees, certifications from the appropriate sales and marketing personnel, and staff increases to upgrade the finance function.

Sipex also announced that it has requested the Nasdaq Listing and Hearing Review Council to review the June 21, 2005 decision which delisted the Company’s securities from the Nasdaq National Market on June 23, 2005. There can be no assurance that the Listing Council will reverse its determination.

About Sipex

Sipex Corporation is a semiconductor company that designs, manufactures and markets high performance, value-added analog integrated circuits (IC). Sipex serves the broad analog signal processing market with interface, power management and optical storage ICs for use in automotive, portable products, computing, communications, and networking infrastructure markets. The company is headquartered in Milpitas, California with additional offices in Belgium, Canada, China, Germany, Japan and Taiwan. Sipex sells products direct and through its distribution channels. For more information about Sipex, visit www.sipex.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined under Federal Securities Laws. These forward-looking statements include the statements regarding the nature, scope and timing of the Company’s restatement of its financial statements, the taking of remedial actions and the pending review with the Nasdaq Listing and Hearing Review Council. These statements are just predictions and involve risks and uncertainties, such that actual results may differ significantly. These risks include, but are not limited to, any additional actions resulting from the completed Audit Committee investigation, the review and audit by the Company’s independent registered public accountants of the restated financial statements, actions resulting from discussions with or required by the Securities Exchange Commission, the risk that the Company’s securities remain delisted from the Nasdaq National Market and that any actions taken by the Company could adversely affect the Company’s business and operating results.